Exhibit 10.7

AMENDED AND RESTATED

MASTER EXCHANGE AGREEMENT

by and among

GWG HOLDINGS, INC.,

GWG LIFE, LLC,

THE BENEFICIENT COMPANY GROUP, L.P.,

MHT FINANCIAL SPV, LLC,

and

EACH SELLER EXCHANGE TRUST LISTED IN SCHEDULE I HERETO

i

ii

iii

Section 11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	41
Section 11.13	Specific Performance	41
Section 11.14	Survival of Representations and Warranties	41
Section 11.15	[Reserved].	41
Section 11.16	Seller Trusts and Trust Advisors	42
Section 11.17	[Reserved]	42

Signature Page

SCHEDULE

Schedule I – List of Seller Exchange Trusts

EXHIBITS

Exhibit A – Principal Terms of GWG L Bonds

Exhibit B – Principal Terms of Commercial Loan Agreement

Exhibit C – Form of Assignment and Assumption of MLP Units

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AMENDED AND RESTATED

MASTER EXCHANGE AGREEMENT

This Amended and Restated Master Exchange Agreement (this “Agreement”), effective as of January 12, 2018, amends and restates in its entirety that certain Master Exchange Agreement dated as of January 12, 2018, by and among GWG HOLDINGS, INC., a Delaware corporation (“GWG”), GWG LIFE, LLC, a Delaware limited liability company and wholly owned Subsidiary of GWG (“GWG LIFE”), THE BENEFICIENT COMPANY GROUP, L.P., a Delaware limited partnership (the “Company”), MHT FINANCIAL SPV, LLC, a Delaware limited liability company and wholly owned subsidiary of MHT Financial, L.L.C. (“MHT SPV”), and each of the EXCHANGE TRUSTS set out on Schedule I (together with such additional Exchange Trusts that become a party hereto by joinder prior to the Closing, each a “Seller Trust” and collectively the “Seller Trusts”), and as agreed to and accepted by Murray T. Holland and Jeffrey S. Hinkle as trust advisors to the Seller Trusts (the “Trust Advisors”).

WHEREAS, on December 23, 2017, GWG and GWG Life submitted an irrevocable bid for the transactions contemplated herein, which was accepted by the Company, MHT SPV and the Seller Trusts, and agreed to and accepted by the Trust Advisors, on January 12, 2018;

WHEREAS, the Parties now wish to amend and restate this Agreement in its entirety to correct certain provisions contained herein;

WHEREAS, the Seller Trusts are the owners of certain common units of partnership interests of the Company (the “MLP Units”) held, collectively, by the Seller Trusts, which amount may be adjusted prior to the Closing (as defined herein);

WHEREAS, upon the terms and subject to the conditions of this Agreement, (a) GWG desires to acquire the MLP Units owned by the Seller Trusts at a price of $10.00 per unit in exchange for (i) up to 29.1 million shares of common stock, par value $0.001 of GWG (the “GWG Common Stock”) (subject to adjustment as set forth in Section 8.4 hereof), the resale of which shall be registered with the Securities and Exchange Commission (the “SEC”) and, subject to issuance, approved for listing on The NASDAQ Capital Market (“NASDAQ”) (the “Stock Consideration”), (ii) L Bonds issued by GWG (the “GWG L Bonds”) in an aggregate principal amount of up to $360 million (the “Debt Consideration”), and (iii) $150 million in cash (the “Cash Payment”), and (b) the Seller Trusts desire to exchange the MLP Units, on a pro rata basis, for such GWG Common Stock, GWG L Bonds, and cash (the Cash Payment, the Debt Consideration and the Cash Payment, collectively, the “Consideration”);

WHEREAS, in consideration of the foregoing, and upon the terms and subject to the conditions of this Agreement, MHT SPV will subscribe for GWG Common Stock and GWG L Bonds in the denominations determined in accordance with Section 2.2 below for an aggregate purchase price of $150 million in cash, subject to acceptance by GWG in its sole discretion and

WHEREAS, the Company shall enter into a commercial loan agreement with GWG Life (the “Loan Agreement”), the proceeds of which the Company shall use in furtherance of the expansion of its business;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used this Agreement, the following terms shall have the following meanings:

“Action” means any litigation, claim, action, suit, case, dispute, assessment, summon, court notification, inspection, infraction notice, investigation, or judicial, administrative, arbitration or other proceeding of any nature, including, but not limited to, civil, tax, labor, social security, environmental, whether at law or in equity, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Amended & Restated Limited Partnership Agreement” means the Amended & Restated Limited Partnership Agreement of the Company, dated as of September 1, 2017.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Confidentiality Agreement” means that certain letter agreement, dated as of October 4, 2017, by and between GWG and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, whether written or oral.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or any arbitral tribunal.

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“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, compliance agreement, settlement agreement, decision, determination or award, in each case, entered by or with any Governmental Authority or arbitrator.

“GWG Board” means the board of directors of GWG.

“GWG Stockholder” means a holder of shares of GWG Common Stock.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, including and future provisions of succeeding law.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any environmental law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Material Adverse Effect” means, with respect to a party (including, as appropriate, its Subsidiaries), any event, change, effect or development that, individually or in the aggregate, (i) has or would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), results of operations, business or prospects of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of a party to perform its obligations under this Agreement or otherwise materially impede or delay the consummation of the transactions contemplated by this Agreement; provided, however, that in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include events, changes, effects or developments resulting from or arising out of any of the following, either alone or in combination, and none of the following, either alone or in combination, shall be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles (so long as such party and its Subsidiaries are not materially disproportionately affected thereby); (B) changes after the date of this Agreement in Laws of general applicability to financial institutions (so long as such party and its Subsidiaries are not materially disproportionately affected thereby); (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets (so long as such party and its Subsidiaries are not materially disproportionately affected thereby); (D) a decline in the trading price of a party’s common equity securities or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof; (E) the impact of the public disclosure, pendency or performance of this Agreement or the transactions contemplated hereby including the impact of the transactions contemplated by this Agreement on relationships with clients, customers and employees; and (F) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement.

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“Organizational Documents” means: (i) in the case of a Person that is a corporation or a company, its articles or certificate of incorporation and its by-laws, memorandum of association, articles of association, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or similar government charges in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

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“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including an amendments thereof.

“Transaction Agreements” shall mean this Agreement, the Orderly Marketing Agreement, the Shareholders’ Agreement, the Registration Rights Agreement, and the Voting Agreement, as each such term is defined herein.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(c) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

EXCHANGES; CLOSING

Section 2.1 The Sale and Exchange.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller Trust shall sell, assign, transfer and deliver to GWG, and GWG shall purchase and acquire from each Seller Trust, (i) those MLP Units set forth next to each Seller Trust’s name on Schedule I, free and clear of all Liens (other than Liens arising under the Securities Act and applicable state securities laws), at a price of $10.00 per MLP Unit (the “MLP Unit Exchange Price”) in exchange for aggregate Consideration to be delivered in the form of (i) the Stock Consideration, free and clear of all Liens, (ii) the Cash Payment and (iii) the Debt Consideration containing the terms set forth in Exhibit A hereto, free and clear of all Liens, each in such amount as is set forth next to such Seller Trust’s name on Schedule I.

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(b) At the Closing, in consideration for the transfer of the MLP Units to GWG, GWG shall make the Cash Payment and issue the Stock Consideration and the Debt Consideration to each Seller Trust pro rata as set forth next to such Seller Trust’s name on Schedule I. The Stock Consideration and the Debt Consideration shall be issued in such amounts and proportions as GWG, the Company and the Trust Advisors on behalf of the Seller Trusts shall determine not less than five (5) Business Days prior to the Closing; provided, however, that in no event shall the aggregate amount of GWG Common Stock issued as Stock Consideration exceed 29.1 million shares at a price per share of $10.00 and the aggregate principal amount of GWG L Bonds issued as Debt Consideration exceed $360 million; and provided, further, that in no event shall the aggregate Consideration received by the Seller Trusts be less than $550 million nor greater than $800 million.

Section 2.2 Subscription for GWG Common Stock and L Bond. Upon the terms and subject to the conditions of this Agreement, at the Closing, MHT SPV shall purchase from GWG, subject to GWG’s acceptance in its sole discretion of MHT SPV’s subscription, for an aggregate purchase price of $150 million, shares of GWG Common Stock at a price of $10.00 per share and GWG L Bonds (at 100% of the face amount thereof), in a proportion such that the total amount of GWG L Bonds issued by GWG under this Agreement is equal to the total amount of GWG Common Stock issued by GWG under this Agreement. Specifically, subject to GWG’s acceptance as set forth above, MHT SPV shall acquire, for an aggregate purchase price of $150 million, (i) GWG Common Stock in an amount equal to 50% of the Consideration minus the Stock Consideration, and (ii) GWG L Bonds in an amount equal to 50% of the Consideration minus the Debt Consideration.

Section 2.3 Commercial Loan. At the Closing (as defined in Section 2.4(a) below), the Company shall enter into the Loan Agreement with GWG Life in a principal amount of $275 million, which may be increased prior to Closing up to $400 million, and containing the principal terms as set forth in Exhibit B hereto.

Section 2.4 Closing; Closing Deliverables.

(a) Upon the terms and subject to the conditions of this Agreement, the closing (the “Closing”) of the transaction contemplated by this Agreement will take place at 10:00 a.m., New York time, on the date that is the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article IX, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, or such other time, date or place as the parties shall agree to in writing (the date on which the Closing occurs, the “Closing Date”).

(b) At the Closing:

(i) Each Seller Trust shall deliver to GWG a duly executed Assignment and Assumption of MLP Units substantially in the form attached hereto as Exhibit C evidencing the transfer of such Seller Trust’s MLP Units to GWG, free and clear of all Liens (other than Liens arising under the Securities Act and applicable state securities laws);

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(ii) GWG shall deliver to each Seller Trust, pro rata, (A) a duly executed stock certificate, registered in the name of such Seller Trust and dated the Closing Date, evidencing the pro rata Stock Consideration issuable thereto, free and clear of all Liens (other than Liens arising under the Securities Act and applicable state securities laws), (B) a duly executed certificate, registered in the name of such Seller Trust, evidencing the pro rata Debt Consideration issuable thereto, and (C) the Cash Payment payable pro rata to such Seller Trust by wire transfer of immediately available funds to an account identified by such Seller Trust not less than two Business Days prior to Closing, each in the amounts set forth on Schedule I hereto;

(iii) GWG shall record in its books and records the ownership of the Stock Consideration and the Debt Consideration in such name or names as shall be designated by the Trust Advisors on behalf of the Seller Trusts not less than two (2) Business Days prior to Closing;

(iv) Subject to GWG’s acceptance, MHT SPV shall deliver $150 million by wire transfer of immediately available funds to an account identified by GWG not less than two Business Days prior to Closing as payment in full for such number of shares of GWG Common Stock and such principal amount of GWG L Bonds as shall be determined in accordance with Section 2.2 above;

(v) GWG shall (A) deliver to MHT SPV a duly executed stock certificate, registered in the name of MHT SPV and dated the Closing Date, evidencing shares of GWG Common Stock, free and clear of all Liens (other than Liens arising under the Securities Act and applicable state securities laws), and (B) record in its books and records the ownership of GWG L Bonds by MHT SPV in an amount determined in accordance with Section 2.2 above;

(vi) GWG Life shall deliver the proceeds of the loan to the Company in accordance with the Loan Agreement; and

(vii) The appropriate parties shall deliver the items required to be delivered pursuant to Article IX.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is readily apparent on its face and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants or to create any of the same), the Company represents and warrants to GWG and GWG Life, as of the date hereof and the Closing, as follows:

Section 3.1 Organization. The Company and each of its Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of State of Delaware and has the requisite partnership or corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the Company and each Subsidiary previously made available by the Company to GWG are true, correct and complete and are in full force and effect.

Section 3.2 Due Authorization.

(a) The Company has all requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Agreements to which it is a party, and (subject to the approvals described in Section 3.4) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the general partner of the Company and no other proceeding on the part of the Company is necessary to authorize such agreements or the Company’s performance thereunder. This Agreement has been duly and validly executed and delivered by the Company, and each of the other Transaction Agreements to which it is a party, when executed and delivered, will be duly and validly executed and delivered by the Company; and, assuming due authorization and execution by each other party hereto and thereto, each of this Agreement and the other Transaction Agreements to which it is a party constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally, (ii) as to enforceability, to general principles of equity, and (iii) to applicable requirements of the HSR Act, and any other Laws designed or intended to prohibit, restrict or regulate antitrust, monopolization, restraint of trade or competition.

(b) The Loan Agreement has been duly and validly authorized and approved by the general partner of the Company and, when executed and delivered as contemplated therein, will have been duly and validly executed and delivered by it, and assuming the due authorization, execution and delivery thereof by GWG Life, will constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (ii) as to enforceability, to general principles of equity

Section 3.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.4, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in any breach of the Organizational Documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the Company or its Subsidiaries or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c), or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate have a Material Adverse Effect on the Company and its Subsidiaries as a whole.

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Section 3.4 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for waiting period requirements of the HSR Act and any consent, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Material Adverse Effect on the Company and its Subsidiaries as a whole.

Section 3.5 Litigation. There are no pending, or to the knowledge of the Company, threatened, Actions against the Company or otherwise affecting the Company or its assets or its partnership interests.

Section 3.6 Capitalization.

(a) The partnership interests/units authorized for issuance by the Company are an unlimited number of common units under the Amended & Restated Limited Partnership Agreement, of which 48,924,321 common units are outstanding. All of such common units (i) have been duly authorized and validly issued and are fully paid and non- assessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or any Contract. Beneficient Company Holdings, L.P. (“Company Holdings”) is a wholly owned subsidiary of the Company, and all of its classes of the partnership interests/units (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or any Contract.

(b) Except for additional Seller Trusts that may become party hereto prior to the Closing, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as set forth on Schedule 3.6(b), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any equity or equity-linked interests of the Company or any Subsidiary of the Company, nor are there any Contracts by which the Company or any Subsidiary of the Company is or may become bound to issue additional equity or equity-linked interests.

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(c) Other than as contemplated in this Agreement, the sale and transfer of the MLP Units to GWG (or any of its Affiliates) will not obligate the Company or any Subsidiary of the Company to issue any equity or equity-linked interests to any Person and will not result in a right of any holder of Company equity or equity-linked interests to adjust the exercise, conversion, exchange or reset price under such equity or equity-linked interests. Other than the Amended & Restated Limited Partnership Agreement, there are no partnership agreements, voting agreements or other similar agreements with respect to the Company’s partnership interests to which the Company is a party.

(d) Except as contemplated by the terms of this Agreement or otherwise as set forth on Schedule 3.6(d), there are no agreements or other obligations (contingent or otherwise) which may require the Company or any Subsidiary to repurchase or otherwise acquire any equity interests, securities or other obligations.

(e) Except as detailed on Schedule 3.6(e), the Company does not own, directly or indirectly, and is not a party to a Contract to acquire, any securities of any entity or association.

Section 3.7 Partnership Taxation. The Company currently is subject to taxation as a partnership for federal income-tax purposes. Immediately after the Closing, the Company will continue to be taxed as a partnership for federal income-tax purposes. After giving effect to the registration of Company’s Common Units (as defined in the Amended & Restated Limited Partnership Agreement) under the Exchange Act and the Listing (as defined below, the Company expects to continue to be taxed as a partnership for federal income-tax purposes, provided that there is no change in the current rules regarding the treatment of publicly-traded partnerships, within the meaning of Section 7704(b) of the Internal Revenue Code of 1986.

Section 3.8 Investment Company Act. The Company is not, and immediately after the Closing will not be, (i) registered, or required to be registered as, as an investment company under the Investment Company Act or (ii) directly or indirectly “controlled” by a Person registered, or required to be registered as, as an investment company under the Investment Company Act, in each case within the meaning of the Investment Company Act.

Section 3.9 Future Listing. The Company has no knowledge of facts that are likely to have the effect of preventing or materially delaying the registration of Common Units (as defined in the Amended & Restated Limited Partnership Agreement) in the Company under the Exchange Act, or the listing of such Common Units on a nationally recognized stock exchange.

Section 3.10 Financial Statements. Each of (i) the pro forma condensed financial statements of the Company, included in the electronic date room, as of and for the 12-month period ended December 31, 2016, (ii) the pro forma condensed balance sheet as of September 1, 2017 included in the Company’s Business Plan, dated September 2017 and included in the electronic data room (the “Business Plan”), and (iii) the financial projections for the 12 months ended December 31, 2017 and prepared as of September 1, 2017, included in the Business Plan (the “Financial Statements”), furnished to GWG have been prepared in accordance with GAAP, except as may be otherwise specified in such Financial Statements or the notes thereto, and such Financial Statements fairly present in all material respects the pro forma and projected financial position of the Company and its consolidated Subsidiaries, as the case may be, as of and for the dates thereof and the periods then ended.

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Section 3.11 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any material Liabilities which are not reflected on the Financial Statements other than (i) material Liabilities that have arisen since the date of such financial statements in the ordinary course of business consistent with past practice, including offers of employment, issuance of securities in connection with management incentive plans, non-competition arrangements, and restrictive covenants in employment agreements, (ii) agreements with additional sellers as contemplated herein, (iii) agreements included in the electronic data room made available to GWG and GWG Life, (iv) fees and expenses of financial, accounting and legal advisors, including legal fees and expenses, incurred in connection with the transactions contemplated by this Agreement, and (v) agreements otherwise described in the Private Placement Memorandum, dated September 20, 2017 and provided to each of GWG and GWG Life in connection with the transactions contemplated hereunder, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law.

Section 3.12 Material Changes. Other than the transactions contemplated by this Agreement, since the date of the Financial Statements, there has been no event, occurrence or development that has not been disclosed in the Private Placement Memorandum, dated September 20, 2017 and/or the electronic data room that has had or that could reasonably be expected to result in a Material Adverse Effect.

Section 3.13 Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business except in each case as could not have a Material Adverse Effect.

Section 3.14 Title to Assets. The Company and the Subsidiaries each have (i) good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and its Subsidiaries and (ii) good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens.

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Section 3.15 Tax Matters. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns (including informational returns) and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

Section 3.16 Brokers’ Fees. Other than Credit Suisse Securities (USA) LLC and Castle Hill Capital Partners, Inc., no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates.

Section 3.17 Disclosure Documents; Acknowledgment. All written disclosure documentation furnished by or on behalf of the Company to GWG in the electronic data room in connection with the transactions contemplated by this Agreement is materially accurate and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that GWG and GWG Life have not made and are not making any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article V.

Section 3.18 Full Disclosure. The representations and warranties of the Company contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which the Company has knowledge and that has not been disclosed to GWG pursuant to this Agreement, which has had or which could reasonably be expected to have a Material Adverse Effect on the Company, or to materially and adversely affect the ability of the Company to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER TRUSTS AND MHT SPV

Each of the Seller Trusts and MHT SPV hereby severally and not jointly represent and warrant to GWG, GWG Life and the Company, as of the date hereof and the Closing, as follows:

Section 4.1 Organization. Each has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, and has the requisite power and authority under its Organizational Documents to hold its assets and perform the transactions contemplated by this Agreement.

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Section 4.2 Due Authorization. Each has all requisite organizational power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Agreements to which it is a party, and (subject to the approvals described in Section 4.4) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the requisite trust advisor or managing member, as the case may be, and no other proceeding is necessary to authorize such agreements or the performance by each thereunder. This Agreement has been duly and validly executed and delivered by each and, when each of the other Transaction Agreements to which it is a party has been executed and delivered by it will be duly and validly executed and delivered by each; and assuming due authorization and execution by each other party hereto and thereto, each of this Agreement and the other Transaction Agreements to which it is a party constitutes a legal, valid and binding obligation of each, enforceable against each in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally, (ii) as to enforceability, to general principles of equity, and (iii) to applicable requirements of the HSR Act, and any other Laws designed or intended to prohibit, restrict or regulate antitrust, monopolization, restraint of trade or competition.

Section 4.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4, the execution, delivery and performance of this Agreement by such entity and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of its respective Organizational Documents, (b) conflict with or result in any violation of any provision of any Law, permit or Governmental Order applicable to such entity, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any of any material Contract to which such entity is a party, or (d) result in the creation of any Lien upon any of the properties, equity interests or assets such entity, except (in the case of clauses (b), (c), or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate have a Material Adverse Effect on such entity.

Section 4.4 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of such entity with respect to its execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Material Adverse Effect thereon.

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Section 4.5 Title to MLP Units. The respective Seller Trust owns such of the MLP Units as set forth on Schedule I hereto to be sold to GWG pursuant to this Agreement, and such MLP Units are free and clear of all Liens (other than Liens arising under the Securities Act and applicable state securities laws).

Section 4.6 Litigation. There are no pending, or to the knowledge of such entity, threatened, Actions against such entity or otherwise affecting it or its assets.

Section 4.7 Receipt of All Necessary Information. Such entity has received all the information it considers necessary or appropriate for deciding whether to acquire the GWG Common Stock and GWG L Bonds under this Agreement. Such entity further represents that it has had an opportunity to ask questions and receive answers from GWG regarding the terms and conditions of its acquisition of the GWG Common Stock and GWG L Bonds and the business, properties, prospects and financial condition of GWG.

Section 4.8 Accredited Investor. Such entity is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (ii) a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act.

Section 4.9 Legends. It is understood that the certificate(s) evidencing the GWG Common Stock and the GWG L Bonds issued pursuant to this Agreement may bear one or all of the following legends:

(a) “THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS SECURITY UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

(b) Any legend required by applicable state “blue sky” securities laws, rules and regulations.

Section 4.10 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by such entity.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF GWG AND GWG LIFE

Except as set forth in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is readily apparent on its face and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants or to create any of the same), GWG and GWG Life hereby jointly and severally represent and warrant to the Company, each Seller Trust and MHT SPV, as of the date hereof and the Closing, as follows:

Section 5.1 Corporate Organization. Each of GWG and its Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Each of GWG and its Subsidiaries has not conducted and does not currently conduct any activity in conflict with or in excess of its corporate purpose. The copies of the Organizational Documents of GWG and its Subsidiaries previously made available to each of the Company, the Seller Trusts and MHT SPV are true, correct and complete and are in full force and effect. GWG and GWG Life are duly licensed or qualified and in good standing as a foreign corporation or limited liability company (as applicable) in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect on GWG and its Subsidiaries, as a whole.

Section 5.2 Due Authorization.

(a) Each of GWG and GWG Life has all requisite power and authority to execute, deliver and perform this Agreement and each of the other Transaction Agreements to which it is a party, and (subject to the approvals described in Section 5.5 and receipt of the GWG Stockholder Approval) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the GWG Board and the managers of GWG Life, respectively, as the case may be, and, except for the GWG Stockholder Approval and confirmation from such Boards, not to be unreasonably withheld or delayed, that all conditions to Closing have been reasonably satisfied, no other proceeding on the part of GWG or GWG Life is necessary to authorize this Agreement and each of the other Transaction Agreements to which it is a party or GWG’s and GWG Life’s performance hereunder and thereunder. This Agreement has been duly and validly executed and delivered by each of GWG and GWG Life, respectively, and, each of the other Transaction Agreements to which GWG and GWG Life is a party will be, as of the Closing, duly and validly executed and delivered by each of them, as the case may be; and assuming due authorization and execution by the Company, the Seller Trusts and MHT SPV, of this Agreement and each of the other Transaction Agreements to which it is a party, this Agreement and each of the other Transaction Agreements to which it is a party constitutes a legal, valid and binding obligation of each of GWG and GWG Life, respectively, enforceable against GWG and GWG Life, as the case may be, in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally, (ii) as to enforceability, to general principles of equity, and (iii) to applicable requirements of the HSR Act, and any other Laws designed or intended to prohibit, restrict or regulate antitrust, monopolization, restraint of trade or competition.

(b) The affirmative vote of holders of a majority of the outstanding shares of GWG Common Stock entitled to vote at the GWG Stockholders’ Meeting, assuming a quorum is present, to approve the adoption of this Agreement is the only vote of any of GWG’s capital stock necessary in connection with the entry into this Agreement by GWG and the consummation of the transactions contemplated hereby, including the Closing (the “GWG Stockholder Approval”).

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(c) The Loan Agreement has been duly and validly authorized and approved by the managers of GWG Life and, when executed and delivered as contemplated therein, will have been duly and validly executed and delivered by it, and assuming the due authorization, execution and delivery thereof by the Company, will constitute a legal, valid and binding obligation of GWG Life, enforceable against GWG Life in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (ii) as to enforceability, to general principles of equity.

Section 5.3 No Conflict. The execution, delivery and performance of this Agreement by GWG and GWG Life and, upon receipt of the GWG Stockholder Approval and the final approval of the Closing by the GWG Board, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of GWG or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to GWG, its Subsidiaries or any of their properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any material Contract to which GWG or any of its Subsidiaries is a party, or (d) result in the creation of any Lien upon any of the properties or assets of GWG or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not have a Material Adverse Effect on GWG and its Subsidiaries, as a whole.

Section 5.4 Compliance. Neither GWG nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by GWG or any Subsidiary under), nor has GWG or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business except in each case as could not have a Material Adverse Effect.

Section 5.5 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of GWG or GWG Life with respect to its execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (a) waiting period requirements of the HSR Act, (b) the filing with the SEC of (i) the preliminary and definitive Proxy Statement relating to the GWG Stockholder Approval, and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (c) the written consent of the senior lender to GWG DLP Funding IV, LLC, a Delaware limited liability company and Subsidiary of GWG, (d) the filing with NASDAQ and NASDAQ’s approval of (subject to official notice of issuance) a Listing of Additional Shares application, (e) the approval by the holders of a majority in outstanding principal amount of GWG L Bonds of an amendment to that certain Amended and Restated Indenture dated effective as of October 23, 2017 (as amended or supplemented from time to time, the “GWG Indenture”), and (e) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Material Adverse Effect on GWG and its Subsidiaries, as a whole.

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Section 5.6 GWG Reports; Financial Statements and Sarbanes-Oxley Act.

(a) GWG has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 31, 2015 (collectively, as they have been amended since the time of their filing up to the date hereof and including all exhibits and schedules thereto, and other information incorporated therein, the “GWG Reports”). Each of the GWG Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes- Oxley Act and any rules and regulations promulgated thereunder applicable to the GWG Reports. None of the GWG Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the GWG Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments the impact of which is not material and the absence of complete footnotes) in all material respects the financial position of GWG as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the GWG Reports. The books and records of GWG have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b) GWG has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GWG is made known to GWG’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of GWG, such disclosure controls and procedures are effective in timely alerting GWG’s principal executive officer and principal financial officer to material information required to be included in GWG’s periodic reports required under the Exchange Act.

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(c) GWG has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of GWG’s financial reporting and the preparation of GWG’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by GWG to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of GWG. GWG has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Since December 31, 2015, GWG has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of GWG Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There are no pending or, to the knowledge of GWG, threatened in writing lawsuits, actions, suits, judgements, claims or other proceedings at law or in equity before any Governmental Authority against GWG by NASDAQ or the SEC with respect to any intention by such entity to deregister the GWG Common Stock or prohibit or terminate the listing of GWG Common Stock on NASDAQ. GWG has taken no action that is designed to terminate the registration of GWG Common Stock under the Exchange Act.

(f) There are no material Liabilities of GWG that would be required to be reflected on a balance sheet of GWG prepared in accordance with GAAP, except for Liabilities (a) disclosed, reflected or reserved for in GWG’s consolidated balance sheet as of December 31, 2016 (or the notes thereto) included in the GWG Reports, (b) that have arisen since the date of the most recent balance sheet included in the GWG Reports in the ordinary course of the financing and operation of the business of GWG or (c) arising under any Contract, other than as a result of a breach thereof by GWG.

Section 5.7 Tax Matters. (i) All Tax Returns required to have been filed by or with respect to GWG and its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained); (ii) all Taxes due and payable by GWG and its Subsidiaries (whether or not shown on any Tax Return) have been paid or will be timely paid (other than those Taxes being contested in good faith and for which adequate reserves have been established in the GWG Reports); (iii) no deficiency for any Tax has been asserted, proposed or assessed by a Governmental Authority against GWG and its Subsidiaries that has not been satisfied by payment, settled or withdrawn or that are being contested in good faith through appropriate proceedings; (iv) no audit or other Action by any Governmental Authority is pending or threatened in writing; (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from GWG and its Subsidiaries for any taxable period and no request for any such waiver is currently pending; (vi) neither GWG nor its Subsidiaries are subject to any pending tax collection suit, proceeding or claim that in any way could result in any liability; (vii) neither GWG nor its Subsidiaries are a party or subject to any material tax deficiency or infraction notice, proceeding or claim of assessment, collection or debt in arrears regarding any Taxes, either in court or in the administrative sphere; (viii) neither GWG nor its Subsidiaries are a party to any Tax allocation or sharing agreement; (ix) GWG and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and (x) there are no Tax Liens on any assets of GWG and its Subsidiaries.

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Section 5.8 Capitalization.

(a) The classes and series of capital stock authorized for issuance by GWG under its Organizational Documents are as follows: 210 million shares of common stock; 150,000 shares of Redeemable Preferred Stock; 1,000,000 shares of Series 2 Redeemable Preferred; and 39,750,000 shares of undesignated preferred stock. GWG has the following classes and series of capital stock outstanding: 5,813,555 shares of common stock, 99,841 shares of Redeemable Preferred Stock, and 88,691 shares of Series 2 Redeemable Preferred Stock, all of which (i) have been duly authorized and validly issued and are fully paid and non-assessable, (x) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or any Contract. GWG Life is a wholly owned subsidiary of GWG. All of the outstanding membership interests in GWG Life are held by GWG and all such interests (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or any Contract.

(b) No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as detailed with specificity on Schedule 5.8(b), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any equity or equity-linked interests of GWG or any Subsidiary of GWG, nor are there any Contracts by which GWG or any Subsidiary of GWG is or may become bound to issue additional equity or equity-linked interests.

(c) The issuance, sale and transfer of the GWG Common Stock to the Seller Trusts will not obligate GWG or any Subsidiary of GWG to issue any equity or equity- linked interests to any Person and will not result in a right of any holder of GWG equity or equity-linked interests to adjust the exercise, conversion, exchange or reset price under such equity or equity-linked interests. Other than the Organizational Documents, there are no shareholder agreements, voting agreements or other similar agreements with respect to GWG’s capital stock to which the GWG is a party.

(d) Except as set forth on Schedule 5.8(d), there are no agreements or other obligations (contingent or otherwise) which may require GWG or any Subsidiary to repurchase or otherwise acquire any equity interests, securities or other obligations.

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(e) Except as detailed on Schedule 5.8(e), GWG does not own, directly or indirectly, and is not a party to a Contract to acquire, any securities of any entity or association.

(f) The shares of GWG Common Stock to be issued to the Seller Trusts, pro rata in accordance with this Agreement, and to MHT SPV pursuant to this Agreement shall be (i) duly authorized and validly issued and are fully paid and nonassessable, (ii) issued in compliance with applicable Law, (iii) not issued in breach or violation of any preemptive rights or Contract, (iv) fully vested and not otherwise subject to a substantial risk of forfeiture and (v) free and clear of all Liens.

(g) The GWG L Bonds to be issued to the Seller Trusts, pro rata in accordance with this Agreement, and to MHT SPV pursuant to this Agreement shall (i) be duly authorized and validly issued, (ii) be issued in compliance with the GWG Indenture and applicable Law, (iii) entitle the registered holders to the rights and entitlements set forth therein

(y) be issued free and clear of all Liens, and (iv) constitute valid and binding obligations of GWG, enforceable in accordance with their terms subject (A) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally, (B) as to enforceability, to general principles of equity.

Section 5.9 Litigation. Except as disclosed on Schedule 5.9, there are no pending or, to the knowledge of GWG, threatened, material Actions against GWG or its Subsidiaries or otherwise affecting GWG or its Subsidiaries or their respective assets.

Section 5.10 Title to Assets. GWG and the Subsidiaries each have (i) good and marketable title in fee simple to all real property owned by them that is material to the business of GWG and its Subsidiaries and (ii) good and marketable title in all personal property owned by them that is material to the business of GWG and the Subsidiaries, in each case free and clear of all Liens.

Section 5.11 Investment Company Act. Neither GWG nor GWG Life is, and immediately after the Closing will not be, (i) registered, or required to be registered, as an investment company under the Investment Company Act or (ii) directly or indirectly “controlled” by a Person registered, or required to be registered, as an investment company under the Investment Company Act, in each case within the meaning of the Investment Company Act.

Section 5.12 Purchase Entirely for Own Account. The MLP Units will be acquired for investment for GWG’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and GWG and GWG Life have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, GWG and GWG Life further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the MLP Units or any portion thereof.

Section 5.13 Receipt of Information. Each of GWG and GWG Life believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the MLP Units and issue the Loan as contemplated herein. Each of GWG and GWG Life further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of its purchase of the MLP Units, and the business, properties, prospects and financial condition of the Company.

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Section 5.14 Accredited Investor. Each of GWG and GWG Life is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (ii) a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act.

Section 5.15 Restricted Security. Each of GWG and GWG Life understands that the MLP Units will be characterized as a “restricted security” under the federal securities laws inasmuch as it is being acquired from the Seller Trusts or the Company, as applicable, in a transaction not involving a public offering and that under such laws and applicable regulations such a security may be resold without registration under the Securities Act only in certain limited circumstances.

Section 5.16 No Public Market. Each of GWG and GWG Life understands that no public market now exists for the MLP Units, and that the Company has made no assurances that a public market will ever exist for the MLP Units.

Section 5.17 Legends. It is understood that the certificate evidencing the MLP Units may bear one or all of the following legends:

(a) “THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THIS SECURITY UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

(b) Any legend required by applicable state “blue sky” securities laws, rules and regulations.

Section 5.18 Private Placement Memorandum. Each of GWG and GWG Life has had an opportunity to carefully review a copy of the Private Placement Memorandum, dated September 20, 2017. Each of GWG and GWG Life understands and agrees that the Private Placement Memorandum speaks only as of its date and that the information contained therein may not be correct or complete as of any time subsequent thereto. Each of GWG and GWG Life has also had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the MLP Units with the Company’s management and has had an opportunity to review the Company’s materials provided by the Company in an online data room and such other materials or information requested by GWG. Each of GWG and GWG Life understands that any estimates, forecasts, projections or predictions, or any other information or materials that have been made available to GWG, GWG Life or any of its Affiliates or its or their respective Representatives, are not, and shall not be deemed to be, representations and warranties of the Company, the Seller Trusts, MHT SPV or any of their respective Affiliates or their respective Representatives, unless expressly included in the representations and warranties made by the Company in Article III or by the Seller Trusts, and each of them, and/or MHT SPV in Article IV. GWG and GWG Life each acknowledges and agrees that none of the Company, the Seller Trusts, MHT SPV or any of their respective Affiliates or Representatives have made and are making any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Articles III and IV, respectively.

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Section 5.19 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by GWG, GWG Life or any of their Affiliates.

Section 5.20 Full Disclosure. The representations and warranties of each of GWG and GWG Life contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which GWG, GWG Life or either of them has knowledge and that has not been disclosed to the Company, the Seller Trusts and MHT SPV pursuant to this Agreement (including the schedules hereto), which has had or which could reasonably be expected to have a Material Adverse Effect on GWG and/or GWG Life, or to materially and adversely affect the ability of GWG and/or GWG Life to consummate in a timely manner the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business. Except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Schedule 6.1, (iii) consented to by GWG in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or (z) required by any Law, the Company agrees that, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, (x) use its commercially reasonable efforts to conduct its respective business in the ordinary course in a manner consistent with past practice in all material respects, (y) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all material Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings) and (z) use its respective reasonable best efforts to preserve, in all material respects, consistent with past practices, its business organizations intact, including the material assets and properties of the business and relations with customers, suppliers, licensors, licensee and distributors having material commercial or business dealings with the Company and its Subsidiaries (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing Contract or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract). In addition, the Amended & Restated Limited Partnership Agreement of the Company, dated effective as of September 1, 2017, shall not be amended without the prior written consent of GWG during the Interim Period.

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Section 6.2 Listing.

(a) The Company agrees to use its commercial best efforts to pursue and obtain a listing of its Common Units on a nationally recognized stock exchange (the “Listing”) on or prior to the 40-month anniversary of the Closing Date (the “Listing Date”). In the event that either (i) the Company has not filed a registration statement with the SEC in connection with a Listing within 24 months following the Closing or (ii) the Company does not secure a listing of its common units of partnership interests of the Company on a national stock exchange in the United States within 40 months following the Closing, the Company agrees, for the benefit of GWG, that, upon and subject to the written election of GWG (the “Election”), the Company shall adopt a Redemption Strategy (as defined below) and redeem, at the Redemption Price (as defined below), all of the MLP Units then held by GWG as of the date of such Election. To effect such redemption, if elected by GWG, the Company shall use a percentage of its Net Distributable Cash (as defined below) each quarter (until all of the MLP Units and NPC-C Unit Accounts subject to redemption (in accordance with the priority outlined in that certain Private Offering Memorandum, dated December 18, 2017) have been redeemed) equal to the percentage that the MLP Units held by GWG on the date of the Election bears to the total number of outstanding Common Units (on an undiluted basis) as of the date of the Election. For purposes of this Section 6.2, “Redemption Price” shall mean the greater of (i) $11.00 per MLP Unit or (ii) the book value per MLP Unit as of the date of the redemption.

(b) As used in Section 6.2(a), (i) “Redemption Strategy” shall mean a cash flow strategy adopted by the Company to satisfy the redemption of the GWG MLP Units from the cash derived from the assets held by the Company as of the Closing or further financing transactions or from additional private equity loans acquired from the proceeds thereof; and (ii) “Net Distributable Cash” shall mean an amount equal to no less than 75% of the Company’s distributable cash flow, calculated quarterly, derived from cash flows from operations, plus cash inflows from financings less mandatory tax distributions.

(c) From and after the Closing until the effective date of the Listing, if any, the Company shall not, without the prior written consent of GWG, issue, and shall procure that none of its Subsidiaries or Affiliates shall issue, any class of securities with rights of redemption, whether optional or mandatory, ranking senior in priority to the MLP Units acquired by GWG under this Agreement, unless and until all of the MLP Units acquired by GWG at the Closing are redeemed under this Section 6.2 (or GWG affirmatively elects in writing not to so redeem) or are otherwise sold or transferred.

Section 6.3 Company Restrictions. Until such time as the Loan has been satisfied in full, without the prior written consent of GWG (which may be granted, withheld or conditioned in GWG’s sole discretion), the Company shall not incur additional indebtedness for borrowed money (including any guarantees of obligations of other Persons) in excess of 45% of the Company’s NAV, inclusive of (i) the Company’s bank debt and (ii) outstanding NPC-B Unit Accounts of Beneficient Company Holdings, L.P.; provided that the bank debt of the Company shall not exceed at any time the lesser of 30% of the Company’s NAV or $200 million.

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Section 6.4 Informational Rights.

(a) After the execution of this Agreement by GWG and GWG Life and until such time as the Company has obtained the Listing, the Company will: (a) on no less than five (5) Business Days prior written notice, permit GWG to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with the Company’s officers and its independent public accountants, all at such reasonable times and as often as GWG may reasonably request, provided that such rights of access shall be exercised in a manner that does not unreasonably interfere with the operations of the Company and its Subsidiaries; and (c) provide on a timely basis to GWG all financial and tax information GWG reasonably requests in order to comply with its SEC reporting obligations and prepare and file its Tax Returns. Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be required to provide access to any books, Contracts, records and information that (i) is subject to attorney-client privilege to the extent doing so, in the opinion of the Company’s counsel, would cause such privilege to be waived (in which case, the Company shall work in good faith to provide an alternative means of providing the requested information) or (iii) is prohibited by applicable Law from being disclosed.

(b) From the date of this Agreement’s execution and delivery by GWG through the Closing, each of the Company, the Seller Trusts and MHT SPV shall afford to GWG and its Representatives reasonable access to the books, records, financial statements, information, agreements, officers, and other items of the asset, liabilities, and business of the Company and the Seller Trusts, and otherwise provide such assistance as may be reasonably requested by GWG or its Representatives in order that GWG and its Representatives may have a full opportunity to make such investigation and evaluation as it shall desire to make of the Company, the Seller Trusts, MHT SPV, their businesses and the transactions contemplated hereby.

Section 6.5 Investment Company Act; Master Limited Partnership Status. The Company shall conduct its business in a manner so that it will: (a) not be required to register as an investment company under the Investment Company Act, and (b) upon and after the Listing, the Company will qualify for status as a “master limited partnership” under the rules set forth in Section 7704 under the Internal Revenue Code. The Company shall use its commercial best efforts to conduct its business in a manner so that it will not become subject to taxation as a corporation for federal income tax purposes.

ARTICLE VII

COVENANTS OF GWG

Section 7.1 Conduct of Business. Except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Schedule 7.1, (iii) consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or (iv) required by any Law, GWG agrees that, during the Interim Period, GWG shall, and shall cause its Subsidiaries to, (x) use its commercially reasonable efforts to conduct its respective business in the ordinary course in a manner consistent with past practice in all material respects, (aa) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all material Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings) and (z) use its respective reasonable best efforts to preserve, in all material respects, consistent with past practices, its business organizations intact, including the material assets and properties of the business and relations with customers, suppliers, licensors, licensee and distributors having material commercial or business dealings with GWG and its Subsidiaries (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing Contract or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract).

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Section 7.2 No Liens or Security Interests. Each of GWG and GWG Life agree that it will not, prior to later of the termination of the Orderly Marketing Agreement or the satisfaction in full of the Loan, permit, create, incur, assume or suffer to exist any lien, security interest, pledge, mortgage, charge, assignment or hypothecation of any of its respective rights and interests in or over (by way of collateral or otherwise) the MLP Units or the Loan to secure any of its obligations of any nature or kind, other than with the express prior written consent of each of the Company, the Seller Trusts and MHT SPV; provided, however, that Liens created or permitted (a) under the GWG Indenture, and (b) under the Amended and Restated Loan and Security Agreement by and between GWG DLP Funding IV, LLC and CLMG Corp. as administrative agent (as the same may be amended from time to time) (the “DLP Funding IV Agreement”), shall each nonetheless be permitted under this Section 7.2; provided further that no amendment or supplement to the Indenture or to the DLP Funding IV Agreement shall be effected without the prior written consent of the Seller Trusts, such consent not to be unreasonably withheld or delayed. Notwithstanding any provision in this Agreement to the contrary, in no event shall GWG or GWG Life issue any debt or encumbrance of any nature or kind senior to the GWG L Bonds issued under this Agreement unless and until the earlier of (i) the refinancing in full of the aggregate principal amount outstanding of the GWG L Bonds issued under this Agreement and (ii) the resale of all such GWG L Bonds by each of the Seller Trusts and MHT SPV.

Section 7.3 Preparation of SEC Documents. Promptly after the date of this Agreement, (i) GWG shall prepare and file with the SEC a proxy statement on Schedule 14A under the Exchange Act (as the same is amended or supplemented in both its preliminary and definitive forms from time to time, the “Proxy Statement”), to be sent in its definitive form(s) to the GWG Stockholders relating to the GWG Stockholder Meeting. GWG shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. As promptly as practicable after the Proxy Statement shall have become finalized in its definitive form, GWG shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Proxy Statement will be made (in each case including documents incorporated by reference therein) by GWG without providing the Company with a reasonable opportunity to review and comment thereon and each party shall give reasonable and good faith consideration to any comments made by any other party and their counsel. The Company will be given a reasonable opportunity to provide comment on or for the response to any SEC comments (to which reasonable and good faith consideration shall be given), including by participating with GWG or their counsel in any discussions or meetings with the SEC.

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(b) In furtherance of the foregoing, as promptly as practicable after the date hereof, (i) GWG shall use its reasonable best efforts to enter into a voting agreement, in form and substance reasonably acceptable to the parties (the “Voting Agreement”), with Messrs. Jon R. Sabes and Steven F. Sabes. Pursuant to the Voting Agreement, each of Messrs. Jon R. Sabes and Steven F. Sabes shall (i) agree not to sell, transfer or otherwise dispose of any such shares of GWG capital stock subject thereto prior to earlier of the adjournment of the GWG Stockholder Meeting (as defined below) or the termination of this Agreement; and (ii) grant to GWG an irrevocable proxy to vote all of the outstanding share capital owned directly or indirectly by them, respectively, and entitled to vote at a meeting of GWG’s stockholders to approve the transactions, and each of them, contemplated by this Agreement and recommended to the stockholders by GWG’s Board of Directors.

(c) If at any time prior to the Closing any information relating to GWG or any of its respective Affiliates, directors or officers, should be discovered by GWG which should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, GWG shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the GWG stockholders.

(d) GWG will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement, or comments thereon and responses thereto or requests by the SEC for additional information, and GWG will promptly provide the other parties with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. GWG shall use its reasonable best efforts, after consultation with each of the other parties, to resolve all such requests or comments with respect to the Proxy Statement, as applicable, as promptly as reasonably practicable after receipt thereof. GWG shall notify the other parties hereto promptly of the time when the Proxy Statement has cleared comments and has been mailed to the GWG stockholders.

(e) All of the fees, costs and expenses incurred or payable to any other Person (other than legal fees and expenses, which shall be subject to Section 11.5) in connection with the preparation and filing of the Proxy Statement, including all of the fees, costs and expenses of the financial printer and other Persons for the printing and mailing of the Proxy Statement, as applicable, shall be paid by GWG.

Section 7.4 GWG Stockholders’ Meeting. After this Agreement shall have become effective in accordance with Section 11.17, GWG shall duly call, give notice of, convene and hold a meeting of GWG stockholders for the purpose of submitting this Agreement and the transactions contemplated hereby to the stockholders of GWG for their approval (the “GWG Stockholders’ Meeting”). GWG shall use its best efforts to obtain the requisite approval from its stockholders for adoption of this Agreement and the transactions contemplated hereby, including voting any proxy obtained by it from stockholders (including pursuant to the Voting Agreement) in favor of such action, and shall take all other action reasonably necessary or advisable to secure the requisite approvals.

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Section 7.5 NASDAQ Listing of Additional Shares. GWG shall use its reasonable best efforts to cause the GWG Common Stock to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

Section 7.6 Resale Registration. In connection with the Closing, GWG and the Seller Trusts will enter into a registration rights agreement (the “Registration Rights Agreement”) in customary and negotiated form but in any event containing (a) demand registration rights affording the assigns of the Seller Trusts rights in respect to the resale registration of all of the shares of GWG Common Shares issued pursuant to this Agreement (subject, however, to limitations set forth in the Orderly Marketing Agreement entered into pursuant to Section 8.6, and subject further to limitations that may be imposed by any regulatory agency) (the “Resale Registration”), and (b) piggyback registration rights affording the assigns of the Seller Trusts the right to include (subject to customary cutback provisions) any shares of GWG Common Stock not otherwise included on the Resale Registration. The Seller Trusts and their assigns shall be named express third party beneficiaries of such registration rights agreement.

Section 7.7 No Solicitation. From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, GWG shall not (and shall cause its Subsidiaries to not), directly or indirectly: (a) solicit, initiate, encourage, or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry relating to GWG or any of its Subsidiaries or otherwise solicit, initiate, encourage or facilitate any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry relating to GWG or any of its Subsidiaries; (b) request or receive any non- public information from any Person or provide any non-public information to any Person in connection with an Acquisition Proposal or Acquisition Inquiry relating to GWG or any of its Subsidiaries; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal relating to GWG or any of its Subsidiaries; (d) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry relating to GWG or any of its Subsidiaries; or (e) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or Acquisition Proposal relating to GWG or any of its Subsidiaries; provided, that, in the event GWG receives an unsolicited bona fide written Acquisition Inquiry or Acquisition Proposal, GWG, its Subsidiaries and their respective Representatives may take any of the aforementioned actions if GWG’s Board of Directors concludes in good faith (after consultation with its outside counsel, and with respect to financial matters, its financial advisors) that failure to take any of the such actions would be inconsistent with its fiduciary duties under applicable Law. Without limiting the generality of the foregoing, GWG acknowledges and agrees that any action taken by its Representatives that, if taken by GWG would constitute a breach of this Section 7.7, shall be deemed to constitute a breach of this Section 7.7 by GWG (whether or not such Representative is purporting to act on behalf of GWG). For purposes of this Section 7.7:

(a) “Acquisition Inquiry” means an inquiry, indication of interest or request for information that could reasonably be expected to lead to an Acquisition Proposal.

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(b) “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest relating to any Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of transactions (other than the transactions contemplated by this Agreement) with any Person involving: (i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of such Person.

ARTICLE VIII

JOINT COVENANTS

Section 8.1 Consents and Approvals. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof (and in any event on or prior to April 30, 2018), the transactions contemplated by this Agreement, including using commercially reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from Governmental Authorities prior to the Closing, (ii) avoid an Action or proceeding by any Governmental Authority, (iii) obtain all necessary consents, approvals or waivers from third parties, (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and (v) refrain from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Without limiting the generality of Section 8.1(a), each party hereto agrees to, and shall cause its respective Affiliates to, make its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to, and shall cause its respective Affiliates to, promptly make any filings or notifications required to be made by it under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities pursuant to the applicable antitrust, competition, or trade regulation Law. The parties shall consult with each other and mutually agree on the timing of any filings pursuant to the HSR Act.

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(c) Subject to applicable Law, each of the Company, the Trust Advisors with respect to the Seller Trusts, GWG and GWG Life agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Governmental Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the others apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Governmental Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that in each of clauses (iii) and (iv) above, materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 8.2 Governance Matters. Each of the Trust Advisors with respect to the Seller Trusts, MHT SPV and GWG agree to enter into a shareholders’ agreement (the “Shareholders’ Agreement”), subject to and conditioned upon the Closing of this Agreement, relating to certain matters in connection with such Seller Trusts’ and MHT SPV’s shareholding in GWG. Such agreement shall remain in effect for Trust Advisors for the benefit of each of the Seller Trusts up until the termination of the Orderly Marketing Agreement, as contemplated by Section 8.6 below and for MHT SPV until the termination of the MHT SPV Lock-up, as contemplated by Section 8.9 below, and shall contain provisions pursuant to which MHT SPV, the Seller Trusts, and their respective assignees or transferees will agree as follows:

(a) that they will vote all voting securities of GWG over which such Persons have voting control with respect to all matters, including without limitation the election and removal of directors, voted on by the stockholders of GWG (whether at a regular or special meeting or pursuant to a written consent), solely in proportion with the votes cast by all other holders of voting securities of GWG on any matter put before them;

(b) that, until the earlier of (i) one year from the Closing Date and (ii) the termination of the Orderly Marketing Agreement, neither the Seller Trust nor its assignees and transferees (other than pursuant to a registered public offering) or their respective affiliates will, without the prior written consent of GWG’s Company’s Board of Directors, directly or indirectly:

(i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any voting securities of GWG or any of its Subsidiaries other than pursuant to this Agreement;

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(ii) seek or propose to influence or control the management, Board of Directors, or policies of GWG, make or participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote any voting securities of GWG or any of its Subsidiaries, or seek to advise or influence any other person with respect to the voting of any voting securities of GWG or any of its Subsidiaries;

(iii) submit a proposal for or offer of (with or without conditions) any merger, recapitalization, reorganization, business combination, or other extraordinary transaction involving GWG, any of its subsidiaries, or any of their respective securities or assets or, except as required by law, make any public announcement with respect to the foregoing;

(iv) enter into any discussions, negotiations, arrangements, or understandings with any other person with respect to any of the foregoing, or otherwise form, join, engage in discussions relating to the formation of, or participate in a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; or

(v) advise, assist, or encourage any other person in connection with any of the foregoing.

Section 8.3 Publicity. None of the Company, the Seller Trusts, MHT SPV, GWG, GWG Life or any of their respective Affiliates or Representatives shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of GWG or the Company, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the federal securities law or the rules of any national securities exchange), in which case the Company, the Seller Trusts, MHT SPV, GWG or GWG Life, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 8.3, each party hereto and its Affiliates may make internal announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers and employees without the consent of any other party hereto and may make public statements regarding this Agreement and the transactions contemplated hereby containing information or events already publicly known other than as a result of a breach of this Section 8.3; and provided, further, that, subject to this Section 8.3, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

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Section 8.4 Make-Whole.

(a) Not less than 30 days prior to the Closing, GWG may at its option secure a valuation opinion from a nationally recognized valuation firm to the effect that the MLP Units will have, as of the Closing Date, a fair value of not less than $10.00 per unit. In the event such opinion ascribes a fair value of less than $9.00 per unit to the MLP Units, GWG and the Company shall engage a second nationally recognized valuation firm, as they shall mutually agree, to conduct a final and binding valuation at the cost of the Company. If, and only in the event that, such final valuation ascribes a value to the MLP Units of less than $9.00 per unit, the Company undertakes to provide such additional number of MLP Units to GWG at Closing as shall be necessary to provide an aggregate value to GWG equal to the value of the Consideration. The Company agrees to assist and cooperate with GWG and the valuation firms in completing such valuations.

(b) In furtherance of the Company’s undertaking in Section 8.4(a) above, the Company agrees to enter into such arrangements with such of its existing securityholders as it deems necessary and appropriate, in its sole discretion, to preclude any dilution to its common unitholders (including, as of the Closing, GWG) that otherwise may result from the make-whole obligation in Section 8.4(a).

(c) In connection therewith, GWG irrevocably covenants and agrees, as of the date of Closing, as the then majority holder of the Company’s Common Units, to waive any restriction the Company may have under any contractual provision relating to the partnership interests/units of the Company or its Subsidiaries that would otherwise prevent or limit the conversion of outstanding partnership interests/units, or any of them, into Common Units to satisfy the Company’s obligations under this Section 8.4 or any other transaction or series of transactions arising out of or relating to the transactions contemplated hereunder; provided, however, that this irrevocable waiver and consent shall apply only to conversions effected in compliance with the Amended & Restated Limited Partnership Agreement.

Section 8.5 Strategic Initiative. GWG, GWG Life and the Company undertake to use their reasonable commercial efforts post-Closing to pursue synergistic opportunities on terms that shall be mutually agreed, including but not limited to: (a) shared originations programs from respective professional advisory networks; (b) FinTech online portal development and management for originating life settlement financings direct from clients; (c) the provision of exclusive GWG Life settlement underwriting advisory services to the Company; (d) coordinated product development for their respective target markets; and (e) such other activities as they may consider to be in their respective and collective best interests. Notwithstanding the foregoing, none of GWG, GWG Life and the Company shall be obligated to enter into any of the foregoing activities should it determine, in its sole discretion, that any such activity is not in its best interests or the best interests of its securityholders.

Section 8.6 Orderly Marketing Arrangements. GWG, the Trust Advisors for the benefit of each of the Seller Trusts agree to negotiate in good faith the terms of an agreement (the “Orderly Marketing Agreement”) with one or more nationally recognized “bulge bracket” investment banks at the Closing for the orderly marketing and resale of the GWG Common Stock. Under the Orderly Marketing Agreement, the Trust Advisors with respect to each of the Seller Trusts, severally, covenant and agree with the Company and GWG that no shares of the GWG Common Stock received pursuant to this Agreement, including shares held by each such Seller Trusts or the beneficiaries thereof, shall be transferred or sold other than in accordance with such orderly marketing arrangements, and the Orderly Marketing Agreement will contain provisions conditioning any assignments or distributions to the Seller Trusts, their beneficiaries, or other assignees, on compliance with the provisions of the Orderly Marketing Agreement until the termination thereof. GWG covenants and agrees for the benefit the Seller Trusts that it will use its commercially reasonable effort to secure the assistance of its senior executives to assist the investment bank in marketing and resale activities, including roadshows, from time to time, as reasonably requested. The Company covenants and agrees for the benefit of GWG that, subject to applicable Law, it will use its commercially reasonable effort to secure the assistance of its senior executives to assist the investment bank in marketing and resale activities, including roadshows, from time to time, as reasonably requested by GWG.

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Section 8.7 Further Assurances. Each party shall, on the reasonable request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 8.8 Transfer Taxes. Upon the Closing, (a) GWG shall be liable for all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with or arising out of the issuance of GWG securities pursuant to this Agreement, and (b) the Company shall be liable for all Transfer Taxes incurred in connection with or arising out of the issuance of Company securities pursuant to this Agreement. The parties shall reasonably cooperate in the execution and delivery of any and all instruments and certificates with respect to such Transfer Taxes and file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes for which they bear responsibility under this Agreement.

Section 8.9 MHT SPV Lock-Up. MHT SPV agrees that, until the earlier of (a) the Listing of the Company’s MLP Units or (b) forty (40) months from the date of Closing, it shall not, directly or indirectly, sell, transfer, distribute, pledge, hypothecate or otherwise dispose of any shares of GWG Common Stock acquired pursuant to Section 2.2, without the prior written consent of GWG.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, the Seller Trusts, MHT SPV, GWG and GWG Life to consummate, or cause to be consummated, the transactions contemplated hereby, are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the other transactions contemplated hereby.

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(b) The GWG Stockholder Approval shall have been obtained.

(c) The HSR waiting period (and any extension thereof) shall have expired or been terminated.

(d) There shall not have been commenced any Action against any of the parties relating to the transactions contemplated hereby.

Section 9.2 Conditions to the Obligation of GWG and GWG Life. The obligation of GWG and GWG Life to consummate, or cause to be consummated, the transactions contemplated hereby is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by GWG (on behalf of both GWG and GWG Life):

(a) Representations and Warranties.

(i) Each of the representations and warranties of (A) the Company contained in the first sentence of Section 3.1 (Organization), Section 3.2 (Due Authorization) and Section 3.16 (Brokers’ Fees), and (B) the Seller Trusts and MHT SPV contained in Section 4.1 (Organization), Section 4.2 (Due Authorization) and Section 4.10 (Brokers’ Fees) (collectively, the “Company Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 3.6 (Capitalization) shall be true and correct as of the Closing Date as though made on the Closing Date.

(iii) Each of the representations and warranties of the Company, the Seller Trusts and MHT SPV contained in this Agreement (other than the Company Specified Representations, and the representations and warranties of the Company contained in Section 3.6 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company or its Subsidiaries, as a whole.

(b) The Company, the Seller Trusts and MHT SPV shall have complied, in all material respects, with all covenants required to be performed by them as of or prior to the Closing.

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(c) GWG shall have obtained the following written consents or approvals for the transactions contemplated hereby: (i) a consent from the senior lender to GWG DLP Funding IV, LLC; (ii) a consent from the holders of a majority in principal amount of outstanding GWG L Bonds to effect an amendment to the GWG Indenture for the purpose of amending the manner in which the debt-coverage ratio contained therein is calculated; (iii) an approval from Bank of Utah, as trustee under the GWG Indenture, for a supplemental indenture relating to the GWG L Bonds to be issued under this Agreement, and (iv) confirmation from the GWG Board, not to be unreasonably withheld or delayed, that all conditions to Closing have been reasonably satisfied.

(d) GWG and the Company shall have entered into a registration rights agreement in customary and negotiated form reasonably acceptable to the parties, but in any event containing (a) piggyback registration rights affording GWG the right to include the MLP Units for resale on any initial registration statement that the Company files with the SEC under the Securities Act for an initial offering, if any, of Company partnership interests/units (subject to customary cutback provisions) (the “Initial Registration”), and (b) demand registration rights with respect to any MLP Units the resale registration of which is not obtained through the Initial Registration.

(e) GWG and the Trust Advisors for the benefit of the Seller Trusts (together with one or more investment banks selected by and reasonably acceptable to the parties thereto) shall have entered into the Orderly Marketing Agreement respecting the resale of GWG Common Stock in final negotiated form reasonably acceptable to the parties.

(f) GWG, the Seller Trusts and MHT SPV shall have entered into a Shareholders’ Agreement containing, among others, the terms set forth in Section 8.2.

(g) The GWG Board shall have received (i) a valuation opinion, in form and substance reasonably acceptable to GWG and rendered by a nationally recognized valuation firm, to the effect that the MLP Units as of the Closing shall have a fair value of at least $10.00 per unit, and (ii) a fairness opinion from a nationally recognized valuation firm chosen by GWG to the effect that the transactions contemplated by this Agreement are fair, from a financial point of view, to GWG and its stockholders.

(h) GWG shall have received a reasoned legal opinion of Willkie Farr & Gallagher LLP, special counsel to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to GWG, to the effect that the Company is not, and as a result of the consummation of the transaction contemplated by this Agreement will not be, required to register as an investment company under the Investment Company Act.

(i) GWG shall have received the written opinion of Mayer Brown LLP, special tax counsel to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to GWG, to the effect that the Company will be taxed as a partnership for federal income-tax purposes after giving effect to the transactions effected at the Closing.

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(j) Each of the Company, the Trust Advisors with respect to the Seller Trusts and MHT SPV shall have delivered to GWG a certificate signed by a respective officer of such entity (or trustee, as the case may be), dated as of the Closing Date, certifying that the conditions applicable to it specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(k) Each of the Company and MHT SPV shall have delivered to GWG a true copy of the resolutions of its respective governing board or authority, as the case may be, authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the respective secretary or similar officer thereof.

Section 9.3 Conditions to the Obligations of Company, the Seller Trusts and MHT SPV. The obligations of the Company, the Seller Trusts and MHT SPV to consummate the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and the Seller Trusts and MHT SPV:

(a) Representations and Warranties.

(i) Each of the representations and warranties of GWG and GWG Life contained in the first and third sentences of Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization) and Section 5.19 (Brokers’ Fees) (the “GWG Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of GWG and GWG Life contained in Section 5.8 (Capitalization) shall be true and correct.

(iii) Each of the representations and warranties of GWG and GWG Life contained in this Agreement (other than the GWG Specified Representations, the representations and warranties of GWG contained in Section 5.8 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not a Material Adverse Effect on GWG and its Subsidiaries, as a whole.

(b) GWG and GWG Life shall have complied, in all material respects, with all covenants required to be performed by them as of or prior to the Closing.

(c) GWG and the Seller Trusts shall have entered into the Registration Rights Agreement.

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(d) GWG and the Trust Advisors with respect to the Seller Trusts (together with one or more investment banks selected by and reasonably acceptable to the parties thereto) shall have entered into the Orderly Marketing Agreement respecting the resale of GWG Common Stock in final negotiated form reasonably acceptable to the parties.

(e) GWG, the Trust Advisors with respect to the Seller Trusts and MHT SPV shall have entered into a Shareholders’ Agreement containing, among others, the terms set forth in Section 8.2.

(f) GWG Life and the Company shall have entered into the Loan Agreement as contemplated by Section 2.3.

(g) GWG shall cause to be delivered to each of the Company, the Seller Trusts and MHT SPV a fully executed and true copy of the Voting Agreement.

(h) GWG shall have delivered to each of the Company, the Seller Trusts and MHT SPV a certificate signed by an officer of GWG, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(i) GWG shall have delivered to each of the Company, the Seller Trusts and MHT SPV a true copy of the resolutions of the GWG Board authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the secretary or similar officer of GWG.

(j) GWG Life shall have delivered to each of the Company, the Seller Trusts and MHT SPV a true copy of the resolutions of the board of managers of GWG Life authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the secretary or similar officer of GWG Life.

(k) The GWG Common Stock issuable as Stock Consideration to the Seller Trusts shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(l) GWG shall have executed and delivered to the Company a joinder to the Amended & Restated Limited Partnership Agreement, which shall continue to be in full force and effect as of the Closing.

(m) GWG Life shall remain a wholly owned subsidiary of GWG as of the Closing Date.

(n) The Company shall have received a reasoned legal opinion of Mayer Brown LLP, counsel to GWG, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, GWG is not, and as a result of the consummation of the transaction contemplated by this Agreement will not be, required to register as an investment company under the Investment Company Act.

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ARTICLE X

TERMINATION; EFFECTIVENESS

Section 10.1 Term; Termination. This Agreement shall expire upon the later of (i) the completion of the resale of all GWG Common Stock issued to the Seller Trusts as set forth in Section 2.1, consistent with the terms of the Orderly Marketing Agreement, or (ii) the satisfaction of the Loan executed and delivered concurrently with the consummation of the transactions contemplated under this Agreement (the “Term”). Notwithstanding the foregoing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company, the Trust Advisors on behalf of the Seller Trusts, MHT SPV and GWG;

(b) by either the Company, the Trust Advisors on behalf of the Seller Trusts and MHT SPV, or by GWG:

(i) if any of the conditions set forth in Article IX shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2018; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to a party whose failure to perform any of its material obligations under this Agreement has been the primary cause of, or primarily resulted in, such failure; or

(ii) if this Agreement shall have failed to receive the GWG Stockholder Approval at the GWG Stockholders’ Meeting and at any adjournment or postponement thereof;

(c) by the Trust Advisors on behalf of the Seller Trusts at any time prior to the Closing, so long as the Seller Trusts pay GWG the Termination Fee set forth in and pursuant to the terms of Section 10.4 concurrently with or prior to (and as a condition to) such termination;

(d) by the Company, the Trust Advisors on behalf of the Seller Trusts and MHT SPV (provided that none of the Company, the Seller Trusts or MHT SPV is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 9.2 not to be satisfied), if GWG or GWG Life shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) and (ii) is incapable of being cured by GWG or GWG Life, as the case may be, or is not cured within 30 days of written notice thereof to GWG or GWG Life, as the case may be; or

(e) by GWG (provided that GWG or GWG Life is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 9.3 not to be satisfied), if the Company or the Seller Trusts (or Trust Advisors), as applicable, shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) and (ii) is incapable of being cured by the Company, the Seller Trusts or MHT SPV, as applicable, or is not cured within 30 days of written notice thereof to the Company, the Seller Trusts or MHT SPV, as applicable.

37

Section 10.2 Notice of Termination. A terminating party will provide written notice of termination to the other parties specifying with particularity the reason for such termination (including the provision or provisions of this Agreement pursuant to which such terminated is to be effected). If more than one provision of Section 10.1 is available to a terminating party in connection with a termination, a terminating party may rely on any available provisions in Section 10.1 for any such termination, whether or not to the exclusion of other available provisions in Section 10.1.

Section 10.3 Effect of Termination. Except as otherwise set forth in this Section 10.3, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than Liability of any party hereto for any breach of a covenant of this Agreement occurring prior to such termination or, in the event of a Closing, any breach of a representation or warranty. The provisions of this Section 10.3 and Sections 11.2, 11.4, 11.5, 11.6, 11.9, 11.10, 11.12, 11.13, 11.14, 11.15 and 11.16 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Section 10.4 Termination Fee. If this Agreement is terminated by the Trust Advisors on behalf of the Seller Trusts pursuant to Section 10.1(c), then the Seller Trusts and the Company shall be jointly and severally liable to pay to GWG (by wire transfer in immediately available funds to one or more accounts designed by GWG in writing), concurrently with, and as a condition to, such termination, a fee in an amount of $4,000,000 (the “Termination Fee”). In the event the Termination Fee is paid to GWG pursuant to this Section, payment of the Termination Fee shall be the sole and exclusive remedy of GWG and GWG Life, and any of its former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (the “GWG Related Parties”) against the Company, the Seller Trusts, MHT SPV and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Seller Related Parties”) for any loss suffered as a result of the failure of this Agreement and the transactions contemplated hereunder to be consummated, and upon payment of such amount none of the Seller Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions herein contemplated.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its general partner, board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

38

Section 11.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when received by facsimile or email (provided that a copy is subsequently delivered by one of the other methods permitted in (i) through (iii) of this Section 11.2), addressed as follows:

(a)	If to the Company, to:

The Beneficient Company Group, L.P. 325 N. St. Paul Street, Suite 4850 Dallas, Texas 75201
Attention: Brad K. Heppner Email: bheppner@beneficient.com

(b)	If to the Seller Trusts to:

Each of the Seller Trusts set forth on Schedule I hereto c/o The Delaware Trust Company, as Trustee
251 Little Falls Drive Wilmington, DE 19808
Attention: Trust Administration/Alan Halpern

(c)	If to MHT SPV to:

MHT Financial, L.L.C.
2021 McKinney Avenue, Suite 1950
Dallas, TX 75201
Attn: Managing Member
E-mail: mholland@mhtpartners.com

(c)	If to GWG, to:

220 S. Sixth Street Suite 1200
Minneapolis, MN 55402 Attention: Jon R. Sabes

(d)	If to GWG Life, to:

220 S. Sixth Street Suite 1200
Minneapolis, MN 55402 Attention: Jon R. Sabes

or to each party at such other address or addresses as such party may from time to time designate in writing.

39

Section 11.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

Section 11.4 Rights of Third Parties. Except as provided in Sections 11.15 and 11.16, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

Section 11.5 Expenses. Except as otherwise provided herein, each party hereto shall bear its own transaction expenses, whether or not such transactions shall be consummated; provided that the filing fee associated with any HSR filing shall be borne equally by GWG and the Company.

Section 11.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts (and delivered by facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.8 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein.

Section 11.9 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all of the parties and which makes reference to this Agreement.

40

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. In any Action among the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such Action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 11.2 shall be effective service of process for any such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement.

Section 11.14 Survival of Representations and Warranties. All of the representations and warranties in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing until the later of (i) the resale of the GWG Common Stock issued as Stock Consideration hereunder as contemplated by the Orderly Marketing Agreement, (ii) the satisfaction or refinancing of the GWG L Bonds issued as Debt Consideration pursuant to this Agreement, and (iii) the full satisfaction of all obligations under the Loan.

Section 11.15 [Reserved].

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Section 11.16 Seller Trusts and Trust Advisors. It is expressly understood and agreed that (a) this document is executed and delivered by Delaware Trust Company, not individually or personally, but solely as Trustee, pursuant to direction from the Trust Advisors and in the exercise of the powers and authority conferred and vested in Delaware Trust Company as Trustee pursuant to the Trust Agreements of the Seller Trusts (the “Trust Agreements”) and the Trustee is governed by and subject to the Trust Agreements and entitled to the protections, rights and benefits contained therein, (b) each of the representations, undertakings and agreements herein made on the part of the Seller Trusts and Trust Advisors is made and intended not as personal representations, undertakings and agreements by Delaware Trust Company but is made and intended for the purpose for binding only the Seller Trusts and respective trust estates (the “Seller Trust Assets”), (c) nothing herein contained shall be construed as creating any liability on Delaware Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, and (d) under no circumstances shall Delaware Trust Company be personally liable for the payment of any indebtedness or expenses of the Seller Trusts or Trust Advisors or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Seller Trusts or Trust Advisors under this Agreement or any other related documents, and (e) under no circumstances shall the Trust Advisors be personally liable for the payment of any indebtedness or expenses or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement, all such recourse being strictly to the Seller Trust Assets.

Section 11.17 [Reserved].

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on January 18, 2018 with effect as of January 12, 2018.

GWG HOLDINGS, INC.

By:	/s/ Jon Sabes
Name:	Jon Sabes
Title:	CEO

GWG LIFE, LLC

By:	/s/ Jon Sabes
Name:	Jon Sabes
Title:	CEO

THE BENEFICIENT COMPANY GROUP, L.P.
By: Beneficient Management, LLC, its General Partner

By:	/s/ Brad K. Heppner
Name:	Brad K. Heppner
Title:	CEO

MHT FINANCIAL SPV, LLC

By:	/s/ Murray T. Holland
Name:	Murray T. Holland
Title:	Manager

THE LT-1 EXCHANGE TRUST,
By: DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

THE LT-2 EXCHANGE TRUST,
By: DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

THE LT-3 EXCHANGE TRUST,
By: DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

THE LT-4 EXCHANGE TRUST,
By: DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	vice President

THE LT-5 EXCHANGE TRUST,
By: DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

THE LT-6 EXCHANGE TRUST,
By: DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

THE LT-7 EXCHANGE TRUST,
By: DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

THE LT-8 EXCHANGE TRUST,
By: DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Alan R. Halpern
Name:	Alan R. Halpern
Title:	Vice President

ACCEPTED AND AGREED THIS 18th DAY OF JANUARY, 2018:

MURRAY T. HOLLAND, as Trust Advisor

/s/ Murray T. Holland

JEFFREY S. HINKLE, as Trust Advisor

/s/ Jeffrey S. Hinkle

SCHEDULE I

LIST OF SELLER EXCHANGE TRUSTS

THE LT-1 EXCHANGE TRUST

THE LT-2 EXCHANGE TRUST

THE LT-3 EXCHANGE TRUST

THE LT-4 EXCHANGE TRUST

THE LT-5 EXCHANGE TRUST

THE LT-6 EXCHANGE TRUST

THE LT-7 EXCHANGE TRUST

THE LT-8 EXCHANGE TRUST

EXHIBIT A

TERMS OF GWG L BONDS

Issuer: GWG

Initial Holders: (i) Seller Trusts, pro rata, in accordance with Section 2.1; (ii) MHT SPV, in accordance with Section 2.2.

Form: Privately placed, subject to GWG Indenture (and a supplement thereto entered into by and between GWG, GWG Life, and Bank of Utah, National Association, as trustee thereunder).

Registration Rights: Resale registration rights to be included.

Principal Amount: Up to $400,000,000.

Term: 5 years

Interest Rate: 7.50% per annum.

Settlement at Maturity: Cash. Issuer shall have option to renew/extend term if Holder does not exercise option to receive principal payment at maturity.

Seniority: Secured Debt.

Refinancing: GWG shall undertake commercially reasonable efforts to refinance its outstanding debt with a more favorable credit facility and/or institutional note within 12 months following the Closing.

Transferability: Each of the Seller Trusts may assign/transfer its pro rata distribution of the GWG L Bonds, in whole or in part, to liquidating trusts formed post-Closing. GWG L Bonds transferred to liquidating trusts may be distributed in liquidation to the trusts’ beneficiaries.

A-1

EXHIBIT B

PRINCIPAL TERMS OF COMMERCIAL LOAN AGREEMENT

Business Purposes/Use of Proceeds: The Company, as Borrower, shall enter into a Loan Agreement with GWG Life, as Lender, providing for loan proceeds to the Borrower in an agreed amount. The loan proceeds shall be used by the Borrower for working capital and general corporate purposes in order to execute its business strategy and activities.

1. KEY DEFINITIONS

Loan Amount:	$[257 million], [amount to be confirmed up to a maximum of $400 million]

Maturity Date:	[●], 2022, being the date that is 48 calendar months after the date on which this Note has been issued

Listing:	The effective date of the listing of the Borrower’s common units (the “Units”) on a U.S. national stock exchange

Qualified Valuation Expert:	An accounting, appraisal or investment banking firm of nationally recognized standing, such as Duff & Phelps, that is, in the reasonable judgment of the Borrower, qualified to perform the task for which it has been engaged

Alternative Asset Financing Portfolio:	[●]

Business Day:	Any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close

Event of Default:	Defined in Section 6

2. INTEREST

The Loan shall bear simple interest from the date of execution and delivery, which shall accrue at a rate per annum equal to 5%, one-half of which will be due and payable monthly in cash, and one-half of which will be due and payable in full on the Maturity Date as set forth in Section 3 below.

B-1

3. REPAYMENT

(a) All principal and accrued interest on the Loan shall be due and payable on the Maturity Date, payable, at the option of the Issuer, in (i) cash or (ii) in Units in an amount determined (A) in the event of a Listing, by the five-day average closing bid price immediately prior to the Maturity Date or (B) in the event a Listing has not occurred, by the tangible book value of the Units, as determined by a Qualified Valuation Expert; provided, however, that, in the event of either such (A) or (B), the Lender shall not be required hereunder to accept Units in settlement of amounts owing under this Note if the acceptance of such Units would, in the reasonable opinion of the Borrower or GWG, be likely to cause the Borrower or GWG to require to be registered as an investment company under the Investment Company Act.

(b) If a payment to be made hereunder shall fall due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day without additional interest thereon.

(c) Notwithstanding anything herein to the contrary, the outstanding principal amount of the Loan, together with all accrued interest thereon, may be repaid in cash at any time and from time without penalty.

4. RANKING

The payment obligations of the Borrower under the Loan shall, at all times while any principal amount of the Loan remains outstanding, rank junior only to Borrower’s bank debt and the NPC- B Unit Accounts of Beneficient Company Holdings, L.P. in accordance with the limitations set forth in Section 5 below.

5. LIMITATION ON INDEBTEDNESS

Until all amounts outstanding under the Loan shall have been paid in full, the Borrower shall not incur, create or assume any indebtedness that is senior in right of payment to the payment obligations under the Loan (“Senior Debt”); provided that the Borrower may incur, create or assume Senior Debt if, after giving effect to the incurrence thereof on a pro forma basis, the aggregate amount of all outstanding Senior Debt would not exceed 45% of the net asset value (“NAV”) (calculated by the Borrower in accordance with its customary procedures) of the Borrower’s Alternative Asset Financing Portfolio, inclusive of (i) the Borrower’s bank debt and (ii) outstanding NPC-B Unit Accounts of Beneficient Company Holdings, L.P.; provided that the bank debt of the Borrower shall not exceed at the time of incurrence the lesser of 30% of the Borrower’s NAV at the time of borrowing of such bank debt or $200 million. The Borrower shall provide the Lender with monthly month-end calculations, including supporting data, of what percentage outstanding Senior Debt bears to the net asset value of the Borrower’s Alternative Asset Financing Portfolio.

B-2

6. EVENTS OF DEFAULT; ACCELERATION

(a) The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

(i) the Borrower fails to pay any principal or interest when due and such failure continues for five (5) days after written notice to the Borrower;

(ii) the Borrower fails to observe the covenant contained in Section 5 and such failure continues for twenty (20) days after written notice to the Borrower;

(iii) an event has occurred that has had or could reasonably be expected to have a Material Adverse Effect and such Material Adverse Effect continues and remains uncured for a period of thirty (30) days after written notice to the Borrower. A “Material Adverse Effect” means, with respect to any event or circumstance, that individually or in the aggregate, has or would reasonably be expect to have a material and adverse effect on:

(A) a change in the business, assets, financial condition or operations of the Borrower; or

(B) the ability of the Borrower to perform its obligations under the Loan Agreement or any material contract to which it is a party; or

(C) the status, existence, perfection or priority of the security interest in the Borrower resulting in a breach of Section 4 of this Loan Agreement; or

(E) the Borrower is required to register as an investment company under the Investment Company Act of 1940, as amended;

provided, however, that in the case of clause (A) only, a “Material Adverse Effect” shall not be deemed to include events, changes, effects or developments resulting from or arising out of any of the following, either alone or in combination, and none of the following, either alone or in combination, shall be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (1) changes after the date of this Loan Agreement in GAAP or regulatory accounting requirements or principles (so long as the Borrower and its Subsidiaries are not materially disproportionately affected thereby); (2) changes after the date of this Loan Agreement in Laws of general applicability to financial institutions (so long as the Borrower and its Subsidiaries are not materially disproportionately affected thereby); (3) changes after the date of this Loan Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets (so long as the Borrower and its Subsidiaries are not materially disproportionately affected thereby); (D) a decline in the trading price of a the Borrower’s Units (if listed) or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof; (4) the impact of the public disclosure, pendency or performance of this Loan Agreement or the transactions contemplated hereby including the impact of the Loan on relationships with clients, customers and employees; and (F) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Loan Agreement.

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(iv) (A) the Borrower commences any case, proceeding or other action (1) under any law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(B) there is commenced against the Borrower any case, proceeding or other action of a nature referred to in Section 6(a)(iv)(A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of sixty (60) days;

(C) there is commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(D) the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 6(a)(iv)(A), Section 6(a)(iv)(B) or Section 6(a)(iv)(C) above.

(b) Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Lender may at its option, by written notice to the Borrower declare the entire principal amount of this Loan, together with all accrued interest thereon, immediately due and payable; provided however that, if an Event of Default described in Section 6(a)(iii) shall occur, the principal of and accrued interest on the Loan Amount shall become immediately due and payable without any notice, declaration or other act on the part of the Lender.

7. NOTICES

(a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i) If to the Borrower:

(ii) If to the Lender:

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day); and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment or confirmation from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other electronic confirmation of delivery).

8. GOVERNING LAW

The Loan Agreement and any claim, controversy, dispute or cause of action in contract based upon, arising out of or relating to the Loan Agreement and the transactions contemplated hereby shall be governed by the laws of the State of Delaware.

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EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION OF MLP UNITS

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